Exhibit 99.1

Cabot Corp Reports Second Quarter Fiscal 2019 Results

Diluted EPS of $0.39 and Adjusted EPS of $0.99

BOSTON--(BUSINESS WIRE)--May 6, 2019--Cabot Corporation (NYSE: CBT) today announced results for its second quarter of fiscal year 2019.

Key Highlights

  Positive impact from calendar year 2019 tire customer agreements more than offset by pricing weakness in China in Reinforcement Materials
  Performance Chemicals impacted by soft automotive demand and a less favorable product mix
  Announced agreement to divest Specialty Fluids segment in transaction valued at $135 million
  Continued commitment to return cash to shareholders with $70 million of dividends and share repurchases in the quarter

(In millions, except per share amounts)	Three Months Ended		Six Months Ended
	3/31/19	3/31/18	3/31/19	3/31/18

Net sales	$844	$818	$1,665	$1,538
Net income (loss) attributable to Cabot Corporation	$23	$(173)	$92	$(295)

Net earnings (loss) per share attributable to Cabot Corporation	$0.39	$(2.80)	$1.53	$(4.78)
Less: Certain items after tax per share	$(0.60)	$(3.84)	$(0.33)	$(6.75)
Adjusted EPS	$0.99	$1.04	$1.86	$1.97

Commenting on the results, Cabot President and CEO Sean Keohane said, “Despite a challenging environment in the second quarter, we delivered solid results with adjusted earnings per share of $0.99. Results in the quarter were impacted by weakness in China, continued softness in automotive demand and the unfavorable impact from higher raw material costs. These items were partially offset by the improved results in our Purification Solutions and Specialty Fluids segments.”

Keohane continued, “Cash return remains an important element of our capital allocation framework and in the quarter, we returned $70 million through share repurchases and dividends and a total of $319 million returned to shareholders over the last year. We also remain committed to investing for growth and are on track to start-up our new fumed metal oxides facility in China in the coming months. Finally, we announced the agreement to sell the Specialty Fluids business in the quarter and we are pleased with the progress on our broader goal to divest non-core businesses.”

Financial Detail

For the second quarter of fiscal 2019, net income attributable to Cabot Corporation was $23 million ($0.39 per diluted common share). Net income includes an after-tax per share charge of ($0.60) from certain items, principally reflecting an asset impairment charge related to the anticipated divestiture of our Specialty Fluids business and an impairment charge related to our Venezuelan equity affiliate. Adjusted EPS for the second quarter of fiscal 2019 was $0.99 per share.

Segment Results

Reinforcement Materials -- Second quarter fiscal 2019 EBIT in Reinforcement Materials decreased by $18 million compared to the second quarter of fiscal 2018. The decrease in EBIT was principally due to lower margins driven by pricing declines in China and higher raw material costs from both higher feedstock differentials and the timing of the flow-through of raw materials costs. These impacts were partially offset by the improvement in our 2019 tire customer agreements. Globally, volumes decreased 1% year over year as indicated in the table below. Volumes improved 2% in Asia driven by China, decreased 6% in EMEA due to softer automotive demand, and declined 1% in the Americas from weaker volumes in South America.

Second Quarter Year over Year Change
Changes in Global Reinforcement Materials Volumes	(1%)
Asia	2%
Europe, Middle East, Africa (EMEA)	(6%)
Americas	(1%)

Performance Chemicals -- Second quarter fiscal 2019 EBIT in Performance Chemicals decreased by $19 million compared to the second quarter of fiscal 2018 primarily due to lower volumes and a less favorable mix of sales. Volumes decreased by 1% in the Performance Additives business and decreased 16% in the Formulated Solutions business year-over-year, primarily due to softer automotive demand in EMEA and China and de-stocking. The less favorable product mix was attributed primarily to our specialty carbons and specialty compounds product lines where we saw continued weakness in automotive products and lower sales in the fiber market due to sharp de-stocking.

Purification Solutions – Second quarter fiscal 2019 EBIT in Purification Solutions increased by $7 million compared to the second quarter of fiscal 2018 due to higher volumes and prices in specialty applications and the benefit from lower fixed costs as a result of the transformation plan announced last year.

Specialty Fluids – Second quarter fiscal 2019 EBIT in Specialty Fluids increased by $15 million compared to the second quarter of fiscal 2018 due to higher project activity particularly in the Middle East.

Cash Performance - The Company ended the second quarter of fiscal 2019 with a cash balance of $176 million. During the second quarter of fiscal 2019, cash flows from operating activities were $90 million, which included a $22 million decrease in net working capital. Capital expenditures for the second quarter of fiscal 2019 were $43 million. Additional uses of cash during the second quarter included $20 million for dividends and $50 million for repurchases of common stock.

Taxes – During the second quarter of fiscal 2019, the Company recorded a tax charge of $20 million for an effective tax rate of 41% and an operating tax rate of 24%. The charge included a $1 million net benefit from certain items. The difference in rates is primarily due to the impairment charges taken in the quarter for which no tax benefit was recorded in our effective tax rate.

Outlook
Commenting on the outlook for the Company, Keohane said, “As we look ahead, we anticipate improving sequential results in our Reinforcement Materials and Performance Chemicals segments driven by volume and margin recovery. We are seeing some signs of recovery as we move into the third quarter and anticipate the unfavorable impact from the timing of raw material flow-through will not repeat. The sequential improvement in Reinforcement Materials and Performance Chemicals will largely be offset by the impact of our Specialty Fluids segment which remains on track for divestiture in the third quarter.”

Keohane continued, “We are seeing the environment improve, albeit at a slower pace than originally expected. As this anticipated improvement develops gradually through the remainder of the year, our outlook for the full year Adjusted EPS is in the range of $4.05 to $4.30. We continue to manage costs for the company, including executing on the Purification Solutions transformation plan and reducing discretionary spending. We have repurchased $112 million of shares year-to-date and remain focused on cash generation with a plan to reduce net working capital through the remainder of the year. Finally, as we continue to execute our ‘Advancing the Core’ strategy, we are committed to delivering strong earnings growth over time, investing for the future in our core businesses, divesting non-core assets, and returning cash to our shareholders.”

Earnings Call
The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on Tuesday, May 7, 2019. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements -- This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including with respect to our expectations for adjusted EPS for fiscal 2019, our performance in the third and fourth quarters, including in the Reinforcement Materials and Performance Chemicals segments, the factors that we expect will impact volumes, demand for our products, and margins, the timing of the commencement of operations at our new fumed metal oxides facility in China, and the timing of the divestiture of our Specialty Fluids segment are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to volatility in the price of energy and raw materials; competition from other specialty chemical companies; safety, health and environmental requirements; a significant adverse change in a customer relationship; negative or uncertain worldwide or regional economic conditions; unanticipated delays in site development projects; fluctuations in foreign currency exchange and interest rates; and changes in global trade policies. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission (“SEC”), particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2018, filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures
To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principle (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS, Total Segment EBIT, our operating tax rate, Adjusted EBITDA, and discretionary free cash flow, all of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP. Reconciliations of Adjusted EPS to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure, Total Segment EBIT to income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies, the most directly comparable GAAP financial measures, and operating tax rate to effective tax rate, the most directly comparable GAAP financial measure, are provided in the tables titled “Cabot Corporation Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate and “Cabot Corporation Reconciliation of Non-GAAP Financial Measures.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) attributable to Cabot Corporation items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we have excluded from our calculations of Adjusted EPS, as applicable, but that have been included in our GAAP net income (loss) per share, as applicable, are described below.

  Asset impairment charges, which primarily included charges associated with an impairment of goodwill or other long-lived assets.
  Inventory reserve adjustment, which resulted from an evaluation performed as part of an impairment analysis.
  Global restructuring activities, which included costs or benefits associated with cost reduction initiatives or plant closures and were primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Legal and environmental reserves and matters, which consisted of costs or benefits for matters typically related to former businesses or that were otherwise incurred outside of the ordinary course of business.
  Gains (losses) on sale of investments, which primarily related to the sale of investments accounted for under the cost-method.
  Executive transition costs, which included incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Acquisition and integration-related charges, which included transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Non-recurring gains (losses) on foreign currency, which primarily related to the impact of continued currency devaluations on our net monetary assets denominated in that currency.

Cabot does not provide a target GAAP EPS range or reconciliation of the Adjusted EPS range with a GAAP EPS range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on GAAP EPS in future periods.

Total Segment EBIT. Total segment EBIT reflects the sum of EBIT from our four reportable segments. In calculating Total segment EBIT we exclude from our income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies, certain items and items that, because they are not controlled by the business segments and primarily benefit corporate objectives, are not allocated to our business segments, such as interest expense and other corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual or infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative tax rate adjustments and the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued liabilities.

Second Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2019	2018	2019	2018

Net sales and other operating revenues (A)	$844	$818	$1,665	$1,538
Cost of sales (A)(B)	666	630	1,321	1,174
Gross profit	178	188	344	364
Selling and administrative expenses (B)	70	79	143	149
Research and technical expenses	15	16	31	31
Specialty Fluids held for sale assets impairment charge	20	—	20	—
Purification Solutions long-lived assets impairment charge	—	162	—	162
Purification Solutions goodwill impairment charge	—	92	—	92
Income (loss) from operations	73	(161)	150	(70)
Other income (expense)
Interest and dividend income	2	3	4	6
Interest expense	(14)	(14)	(29)	(27)
Other income (expense) (B)	(12)	1	(6)	12
Total other income (expense)	(24)	(10)	(31)	(9)
Income (loss) from continuing operations before income taxes and equity in
earnings of affiliated companies	49	(171)	119	(79)
(Provision) benefit for income taxes	(20)	7	(13)	(198)
Equity in earnings of affiliated companies, net of tax	—	1	—	2
Net income (loss)	29	(163)	106	(275)
Net income (loss) attributable to noncontrolling interests	6	10	14	20
Net income (loss) attributable to Cabot Corporation	$23	$(173)	$92	$(295)

Diluted earnings per share of common stock attributable to Cabot Corporation
Net income (loss) attributable to Cabot Corporation (C)	$0.39	$(2.80)	$1.53	$(4.78)

Weighted average common shares outstanding
Diluted (C)	59.3	61.8	59.7	61.8

(A)Beginning in fiscal 2019 as part of the adoption of the new accounting standard for revenue recognition, the Company now presents revenue from by-products produced in manufacturing operations in Net sales and other operating revenues, which in prior years was included as a reduction in Cost of sales.

(B)Fiscal 2018 amounts have been recast to reflect the retrospective application of the Company’s adoption of the new accounting standard that amends the presentation of net periodic pension and postretirement benefit costs. This adoption resulted in an increase in Cost of sales of $2 million and $4 million, an increase in Selling and administrative expenses of $1 million and $2 million, and an increase in Other income (expense) of $3 million and $6 million for the three and six months ended March 31, 2018, respectively.

(C)The weighted average common shares outstanding used to calculate earnings per share for the three and six months ended March 31, 2018 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

Second Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION SUMMARY RESULTS BY SEGMENT

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2019	2018	2019	2018

Sales
Reinforcement Materials	$445	$454	$902	$841
Performance Chemicals	254	268	485	497
Performance Additives (A)	179	177	346	336
Formulated Solutions (A)	75	91	139	161

Purification Solutions	72	66	137	136
Specialty Fluids	24	6	43	12
Segment sales	795	794	1,567	1,486
Unallocated and other (B)	49	24	98	52
Net sales and other operating revenues	$844	$818	$1,665	$1,538

Segment Earnings Before Interest and Taxes (C)
Reinforcement Materials	$61	$79	$123	$141
Performance Chemicals	38	57	74	104
Purification Solutions	1	(6)	(2)	—
Specialty Fluids	12	(3)	22	(5)
Total Segment Earnings Before Interest and Taxes	112	127	217	240

Unallocated and Other
Interest expense	(14)	(14)	(29)	(27)
Certain items (D)	(37)	(264)	(47)	(257)
Unallocated corporate costs	(13)	(16)	(25)	(30)
General unallocated income (expense) (E)	1	(3)	3	(3)
Less: Equity in earnings of affiliated companies	—	(1)	—	(2)
Income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies	49	(171)	119	(79)
(Provision) benefit for income taxes (including tax certain items)	(20)	7	(13)	(198)
Equity in earnings of affiliated companies	—	1	—	2
Net income (loss)	29	(163)	106	(275)
Net income attributable to noncontrolling interests	6	10	14	20
Net income (loss) attributable to Cabot Corporation	$23	$(173)	$92	$(295)

Diluted earnings per share of common stock attributable to Cabot Corporation
Net income (loss) attributable to Cabot Corporation (F)	$0.39	$(2.80)	$1.53	$(4.78)

Adjusted earnings per share
Adjusted EPS (G)	$0.99	$1.04	$1.86	$1.97

Weighted average common shares outstanding
Diluted (F)	59.3	61.8	59.7	61.8

(A)In October 2018, the Company realigned its business reporting structure under the Performance Chemicals segment and now combines the specialty carbons, fumed metal oxides and aerogel product lines into the Performance Additives business, and the specialty compounds and inkjet product lines into the Formulated Solutions business. Prior period Performance Chemicals segment revenues have been recast to reflect the realignment.

(B)Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate, and discounting charges for certain Notes receivable. Beginning in fiscal 2019 as part of the adoption of the new accounting standard for revenue recognition, the Company now presents revenue from by-products produced in manufacturing operations in Unallocated and other.

(C)Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D)Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(E)General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.

(F)The weighted average common shares outstanding used to calculate earnings per share for the three and six months ended March 31, 2018 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

(G)Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Second Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

Dollars in millions (unaudited)	March 31, 2019	September 30, 2018

Current assets:
Cash and cash equivalents	$176	$175
Accounts and notes receivable, net of reserve for doubtful accounts of $5 and $7	555	637
Inventories:
Raw materials	139	129
Work in process	1	3
Finished goods	363	329
Other	51	50
Total inventories	554	511
Prepaid expenses and other current assets	59	63
Assets held for sale	179	—
Total current assets	1,523	1,386

Property, plant and equipment, net	1,297	1,296

Goodwill	91	93
Equity affiliates	38	52
Intangible assets, net	93	98
Assets held for rent	—	118
Deferred income taxes	158	134
Other assets	72	67
Total assets	$3,272	$3,244

Second Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

Dollars in millions, except share and per share amounts (unaudited)	March 31, 2019	September 30, 2018

Current liabilities:
Short-term borrowings	$576	$249
Accounts payable and accrued liabilities	529	613
Income taxes payable	2	29
Current portion of long-term debt	5	35
Liabilities held for sale	21	—
Redeemable preferred stock	—	26
Total current liabilities	1,133	952

Long-term debt	672	719
Deferred income taxes	42	42
Other liabilities	193	252

Stockholders' equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value Issued and Outstanding: None and none	—	—

Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 58,644,974 and 60,566,375 shares
Outstanding: 58,449,603 and 60,366,569 shares	59	61
Less cost of 195,371 and 199,806 shares of common treasury stock	(7)	(7)

Additional paid-in capital	—	—
Retained earnings	1,367	1,417
Accumulated other comprehensive income	(315)	(317)
Total Cabot Corporation stockholders' equity	1,104	1,154
Noncontrolling interests	128	125
Total stockholders' equity	1,232	1,279
Total liabilities and stockholders' equity	$3,272	$3,244

Second Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION QUARTERLY RESULTS BY SEGMENT

	Fiscal 2018					Fiscal 2019
Dollars in millions, except per share amounts (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY	Dec. Q	Mar. Q	June Q	Sept. Q	FY

Sales
Reinforcement Materials	$387	$454	$466	$467	$1,774	$457	$445	$ ―	$ ―	$902
Performance Chemicals	229	268	274	257	1,028	231	254	—	—	485
Performance Additives (A)	159	177	188	183	707	167	179	—	—	346
Formulated Solutions (A)	70	91	86	74	321	64	75	—	—	139
Purification Solutions	70	66	70	73	279	65	72	—	—	137
Specialty Fluids	6	6	12	21	45	19	24	—	—	43
Segment sales	692	794	822	818	3,126	772	795	—	—	1,567
Unallocated and other (B)	28	24	32	32	116	49	49	—	—	98
Net sales and other operating revenues	$720	$818	$854	$850	$3,242	$821	$844	$ ―	$ ―	$1,665

Segment Earnings Before Interest and Taxes (C)
Reinforcement Materials	$62	$79	$74	$64	$279	$62	$61	$ ―	$ ―	$123
Performance Chemicals	47	57	56	40	200	36	38	—	—	74
Purification Solutions	6	(6)	(6)	(1)	(7)	(3)	1	—	—	(2)
Specialty Fluids	(2)	(3)	3	10	8	10	12	—	—	22
Total Segment Earnings Before Interest and Taxes	113	127	127	113	480	105	112	—	—	217

Unallocated and Other
Interest expense	(13)	(14)	(14)	(13)	(54)	(15)	(14)	—	—	(29)
Certain items (D)	7	(264)	(3)	12	(248)	(10)	(37)	—	—	(47)
Unallocated corporate costs	(14)	(16)	(15)	(16)	(61)	(12)	(13)	—	—	(25)
General unallocated income (expense) (E)	—	(3)	—	5	2	2	1	—	—	3
Less: Equity in earnings of affiliated companies	(1)	(1)	—	—	(2)	—	—	—	—	—

Income (loss) from continuing operations before income taxes and
equity in earnings of affiliated companies	92	(171)	95	101	117	70	49	—	—	119
		—		—			—		—
(Provision) benefit for income taxes (including tax certain items)	(205)	7	4	1	(193)	7	(20)	—	—	(13)
Equity in earnings of affiliated companies	1	1	—	—	2	—	—	—	—	—
Net income (loss)	(112)	(163)	99	102	(74)	77	29	—	—	106
Net income (loss) attributable to noncontrolling interests	10	10	11	8	39	8	6	—	—	14
Net income (loss) attributable to Cabot Corporation	$(122)	$(173)	$88	$94	$(113)	$69	$23	$ ―	$ ―	$92

Diluted earnings per share of common stock attributable to Cabot Corporation
Net income (loss) attributable to Cabot Corporation (F)	$(1.98)	$(2.80)	$1.40	$1.51	$(1.85)	$1.14	$0.39	$—	$—	$1.53

Adjusted earnings per share
Adjusted EPS (G)	$0.93	$1.04	$1.06	$1.00	$4.03	$0.87	$0.99	$—	$—	$1.86

Weighted average common shares outstanding
Diluted (F)	61.9	61.8	62.3	61.7	61.7	60.1	59.3	—	—	59.7

(A)In October 2018, the Company realigned its business reporting structure under the Performance Chemicals segment and now combines the specialty carbons, fumed metal oxides and aerogel product lines into the Performance Additives business, and the specialty compounds and inkjet product lines into the Formulated Solutions business. Prior period Performance Chemicals segment revenues have been recast to reflect the realignment.

(B)Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable. Beginning in fiscal 2019 as part of the adoption of the new accounting standard for revenue recognition, the Company now presents revenue from by-products produced in manufacturing operations in Unallocated and other.

(C)Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D)Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(E)General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.

(F)The weighted average common shares outstanding used to calculate earnings per share for all periods in fiscal 2018, except for the three months ended June 30 and September 30, 2018, excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position in those periods.

(G)Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Second Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2019	2018	2019	2018

Cash Flows from Operating Activities:

Net income (loss)	$29	$(163)	$106	$(275)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	38	40	73	79
Other non-cash charges, net	26	233	14	424
Changes in assets and liabilities:
Changes in certain working capital items (A)	22	(65)	(89)	(115)
Changes in other assets and liabilities, net	(26)	(12)	(55)	(39)
Cash dividends received from equity affiliates	1	3	2	7
Cash provided by (used in) operating activities	90	36	51	81

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(43)	(57)	(97)	(109)
Cash paid for acquisition of business, net of cash acquired of $—, $—, $— and $1	—	—	—	(64)
Other investing activities, net	(1)	1	(1)	16
Cash used in investing activities	(44)	(56)	(98)	(157)

Cash Flows from Financing Activities:
Change in debt, net	59	9	251	9
Cash dividends paid to common stockholders	(20)	(19)	(40)	(39)
Other financing activities, net	(55)	(5)	(153)	(21)
Cash used in financing activities	(16)	(15)	58	(51)

Effect of exchange rates on cash	4	25	(10)	26
Increase (decrease) in cash and cash equivalents	34	(10)	1	(101)
Cash and cash equivalents at beginning of period	142	189	175	280
Cash and cash equivalents at end of period	$176	$179	$176	$179

(A)Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities.

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2019	2018	2019	2018

Certain items before and after income taxes

Specialty Fluids held for sale asset impairment charge	$(20)	$ ―	$(20)	$ ―
Equity affiliate investment impairment charge	(11)	—	(11)	—
Purification Solutions goodwill and long-lived asset impairment charge	—	(254)	—	(254)
Inventory reserve adjustment	—	(13)	—	(13)
Global restructuring activities	(2)	9	(11)	8
Legal and environmental matters and reserves	(1)	(5)	(1)	(6)
Gains (losses) on sale of investments	—	—	—	10
Acquisition and integration-related charges	(1)	(1)	(4)	(1)
Other certain items	(2)	—	—	(1)
Total certain items, pre-tax	(37)	(264)	(47)	(257)

Tax impact of certain items (A)	1	32	3	30
Certain items after tax (excluding discrete tax items)	(36)	(232)	(44)	(227)
Certain items after tax per share impact (excluding discrete tax items)	$(0.59)	$(3.73)	$(0.73)	$(3.64)

Tax-related certain items

Discrete tax items	—	(5)	24	(190)

Total tax-related certain items	—	(5)	24	(190)
Total tax-related certain items per share impact	(0.01)	(0.09)	0.40	(3.07)

Total certain items after tax	$(36)	$(237)	$(20)	$(417)
Total certain items after tax per share impact	$(0.60)	$(3.82)	$(0.33)	$(6.71)
TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended March 31	Three Months		Six Months
Dollars in millions, Pre-Tax (unaudited)	2019	2018	2019	2018

Statement of Operations Line Item (B)

Cost of sales	$(5)	$(8)	$(10)	$(11)
Selling and administrative expenses	—	(2)	(7)	(2)
Research and technical expenses	—	—	(1)	—
Other income (expense)	(12)	—	(9)	10
Specialty Fluids held for sale asset impairment charge	(20)	—	(20)	—
Purification Solutions long-lived assets impairment charge	—	(162)	—	(162)
Purification Solutions goodwill impairment charge	—	(92)	—	(92)
Total certain items, pre-tax	$(37)	$(264)	$(47)	$(257)
TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2019	2018	2019	2018

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes
(Provision) benefit for income taxes	$(20)	$7	$(13)	$(198)
Less: Tax impact of certain items	1	32	3	30
Less: Tax-related certain items	—	(5)	24	(190)
(Provision) benefit for income taxes, excluding certain items	$(21)	$(20)	$(40)	$(38)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended March 31	Three Months		Six Months		Forecast
Dollars in millions (unaudited)	2019	2018	2019	2018	2019

Reconciliation of the effective tax rate to the operating tax rate (C)

(Provision) benefit for income taxes	$(20)	$7	$(13)	$(198)	N/A

Effective tax rate	41%	4%	11%	(248)%	20%
Impact of discrete tax items: (D)
Unusual or infrequent items	(1)%	(15)%	17%	238%	6%
Items related to uncertain tax positions	1%	—%	3%	2%	1%
Other discrete tax items	(1)%	—%	—%	—%	—%
Impact of certain items	(16)%	32%	(7)%	29%	(3)%
Operating tax rate	24%	21%	24%	21%	24%
TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2019 and FISCAL 2018
	Fiscal 2019 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$0.39	$—	$—	$1.53
Less: Certain items after tax per share	0.27	(0.60)	—	—	(0.33)
Adjusted earnings per share	$0.87	$0.99	$—	$—	$1.86

	Fiscal 2018 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$(1.98)	$(2.80)	$1.40	$1.51	$(1.85)
Less: Certain items after tax per share	(2.89)	(3.82)	0.34	0.51	(5.86)
Less: Dilutive impact of shares (F)	(0.02)	(0.02)	—	—	(0.02)
Adjusted earnings per share	$0.93	$1.04	$1.06	$1.00	$4.03

(A)The tax effect of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.

(B)This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.

(C)For fiscal year 2019, the Effective tax rate and Operating tax rate are expected to be in a range of 19% to 21% and 23% to 25%, respectively. The discrete tax items have the same impact on these ranges. The table provided reconciles to the mid-point of these ranges.

(D)For the three and six months ended March 31, 2019, Impact of discrete tax items included a net discrete tax expense of less than $1 million and a net discrete tax benefit of $24 million, respectively. For the three and six months ended March 31, 2018, Impact of discrete tax items included a net discrete tax expense of $5 million and $190 million, respectively. The nature of the discrete tax items for the periods ended March 31, 2019 and 2018 were as follows: (i) Unusual or infrequent items during the three and six months ended March 31, 2019 and 2018 consisted of the net tax impacts of the Tax Cuts and Jobs Act of 2017 (net tax benefits of nil and $17 million and net tax expenses of $4 million and $189 million, respectively), excludible foreign exchange gains and losses in certain jurisdictions, impacts related to stock compensation deductions, the tax impact of a pension settlement (fiscal 2019 six months only), and foreign exchange (gain)/loss on the re-measurement of a deferred tax liability (fiscal 2018 six months only); (ii) Items related to uncertain tax positions during the three and six months ended March 31, 2019 and 2018 included net tax impacts from the reversal of accruals for uncertain tax positions due to the expiration of statutes of limitations and the settlement of tax audits, the accrual of interest on uncertain tax positions, and the refinement of the accrual for existing uncertain tax positions (fiscal 2018 only); (iii) Other discrete tax items during the three and six months ended March 31, 2019 and 2018 included net tax impacts as a result of changes in non-US tax laws as well as various return to provision adjustments related to tax return filings and audit settlements.

(E)Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

(F)Due to the Company’s net loss position, GAAP EPS for all periods in fiscal 2018, except for the three months ended June 30 and September 30, 2018, has been calculated using basic weighted average shares to avoid anti-dilution. However, in order to provide an Adjusted Non-GAAP EPS with a weighted average share figure that is consistent with all other periods presented, the Company has included this reconciling item to quantify the difference between basic and diluted weighted average shares. This reconciling item is applicable to individual periods presented but does not sum cumulatively. The net loss for the twelve months ended September 30, 2018 is driven by a discrete tax item and impairment charges, so the Company believes this approach provides the most comparable presentation possible.

Second Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal 2019 (A)
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$0.39	$—	$—	$1.53
Less: Certain items after tax	0.27	(0.60)	—	—	(0.33)
Adjusted earnings per share	$0.87	$0.99	$—	$—	$1.86

(A)Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

Dollars in millions	Fiscal 2019
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Segment EBIT to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation	$69	$23	$ ―	$ ―	$92
Net income (loss) attributable to noncontrolling interests	8	6	—	—	14
Equity in earnings of affiliated companies, net of tax	—	—	—	—	—
Provision (benefit) for income taxes	(7)	20	—	—	13
Income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies	$70	$49	$ ―	$ ―	$119
Interest expense	15	14	—	—	29
Certain items	10	37	—	—	47
Unallocated corporate costs	12	13	—	—	25
General unallocated (income) expense	(2)	(1)	—	—	(3)
Equity in earnings of affiliated companies	—	—	—	—	—
Total Segment EBIT	$105	$112	$ ―	$ ―	$217
Plus: Total Depreciation & Amortization	35	38	—	—	73
Plus: Adjustments to Depreciation (B)	—	(1)	—	—	(1)
Total Segment EBITDA	$140	$149	$ ―	$ ―	$289
Less: Unallocated Corporate Costs	(12)	(13)	—	—	(25)
Adjusted EBITDA	$128	$136	$ ―	$ ―	$264

(B)Adjustments to depreciation includes the addition of the depreciation expense of a contractual joint venture in Purification Solutions less accelerated depreciation expense not allocated to a business.

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reinforcement Materials EBIT	$62	$61	$ ―	$ ―	$123
Plus: Depreciation & Amortization	16	17	—	—	33
Reinforcement Materials EBITDA	$78	$78	$ ―	$ ―	$156
Reinforcement Materials Sales	$457	$445	$ ―	$ ―	$902
Reinforcement Materials EBITDA Margin	17%	18%	—%	—%	17%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Performance Chemicals EBIT	$36	$38	$ ―	$ ―	$74
Plus: Depreciation & Amortization	12	13	—	—	25
Performance Chemicals EBITDA	$48	$51	$ ―	$ ―	$99
Performance Chemicals Sales	$231	$254	$ ―	$ ―	$485
Performance Chemicals EBITDA Margin	21%	20%	—%	—%	20%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Purification Solutions EBIT	$(3)	$1	$ ―	$ ―	$(2)
Plus: Depreciation & Amortization	6	7	—	—	13
Purification Solutions EBITDA	$3	$8	$ ―	$ ―	$11
Purification Solutions Sales	$65	$72	$ ―	$ ―	$137
Purification Solutions EBITDA Margin	5%	11%	—%	—%	8%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Specialty Fluids EBIT	$10	$12	$ ―	$ ―	$22
Plus: Depreciation & Amortization	1	—	—	—	1
Specialty Fluids EBITDA	$11	$12	$ ―	$ ―	$23
Specialty Fluids Sales	$19	$24	$ ―	$ ―	$43
Specialty Fluids EBITDA Margin	58%	50%	—%	—%	53%

Dollars in millions	Fiscal 2019
Reconciliation of Discretionary Free Cash Flow	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019

Cash flow from operating activities (C)	$(39)	$90	$ ―	$ ―	$51
Less: Changes in net working capital (D)	(111)	22	—	—	(89)
Less: Sustaining and compliance capital expenditures	27	21	—	—	48
Discretionary Free Cash Flow	$45	$47	$ ―	$ ―	$92

(C)As provided in the Condensed Consolidated Statements of Cash Flows.
(D)Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.